Exhibit 10.1

Employment Agreement

THIS AGREEMENT (the “Agreement”) is made effective as of 12th day of June 2014, by and between Hydrocarb Energy Corporation (HECC), a Nevada corporation with corporate office located at 800 Gessner, Suite 375, Houston, Texas 77024 (the “Company”), and Christine P. Spencer, a Texas resident (the “Employee”), together referred to hereafter as the “Parties”.

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Employment

When effective, this agreement replaces any other prior agreements. The Company shall employ Employee, and Employee hereby accepts employment with the Company, upon the terms and conditions set forth in the Agreement for the period beginning on the effective date and ending on the Termination Date, as defined in Section 4 hereof (the "Employment Period").

2.            Position and Duties

During the Employment Period, Employee shall serve as the Company’s (and its subsidiaries, where appropriate) Chief Accounting Officer and shall be responsible for such duties normally performed by persons serving in such position in companies similarly situated with Company, as well as any other duties as may be reasonably prescribed by the CEO, management, and the Board of Directors of the Company (the “Board”).

3.             Base Salary, Bonus and Benefits

(a)	Employee’s initial base salary for the term of the Agreement shall be $160,000 per year (the “Base Salary”). Base Salary shall be payable in approximately equal installments in accordance with the Company’s general payroll practices (but at least monthly) and shall be subject to withholding.

(b)	The Company shall reimburse Employee for all reasonable expenses incurred by her in the course of performing her duties under the Agreement which are consistent with the Company's policies in effect from time to time for its employees with respect to travel, entertainment and other business expenses, subject to the Company's requirements for its employees with respect to reporting and documentation of such expenses.

(c)	Employee shall be entitled to three (3) weeks of vacation per year, and up to two (2) weeks of sick leave, during which times her compensation shall be paid in full. Any un-used vacation time shall be forfeited and not carried over to future period.

(d)	Employee shall be eligible to participate, to the extent Employee meets all eligibility requirements of general application, in each of the employee benefit plans maintained by Employer from time to time in which employees of Employer generally are eligible to participate, including by way of illustration, any 401K Plan, and group medical, dental, life and AD&D plans. Employee shall also be entitled to participate in the award of any stock options, warrants, or other forms of non-cash compensation that may be offered to qualified employees by the Board in its discretion.

4.            Term and Termination

(a)      The Agreement shall be effective on the date first above written and continue for one (1) year, ending on the first anniversary date of execution unless extended as provided below.  This Agreement may be terminated at any time: (i) by Employees resignation with or without Good Reason (as defined below), (ii) Employee's death or Disability (as defined below), or (iii) by the Company with or without Cause (as defined below). The effective term of this Agreement shall be automatically extended for consecutive one (1) year periods unless written notice not to extend is given by either party to the other party not less than sixty (60) days prior to the date any extension period is to commence.  The date on which Employee’s employment with the Company ends is referred to herein as the “Termination Date”, with sixty (60) days advance written notice required.

(b)      (i)         If Employee's employment  with the Company  is terminated  by the Company for Cause, or by Employee without Good Reason, Employee shall not be entitled to a severance payment and will not receive his Base Salary beyond the Termination Date.

(ii)       If Employee's employment with the Company is terminated by the Company for any reason other than for Cause ("without Cause"), or if Employee terminates his employment for Good Reason, Employee shall be entitled to receive as a severance payment, his then current Base Salary and insurance benefits for a period of twelve (12) months following the Termination Date.

(c)       For purposes of the Agreement, the following terms shall have the meanings as set forth below:

"Cause" shall mean (i) the conviction of Employee for a felony, a crime involving moral turpitude, or a plea of guilty or no lo contendre by Employee to a charge of any such crime, (ii) Employee's theft or embezzlement, or attempted theft or embezzlement, of money or property of the Company, (iii) Employee's perpetration or attempted perpetration of fraud, or Employee's participation in a fraud or an attempted fraud on the Company, or Employee's unauthorized appropriation or attempted appropriation of any tangible or intangible material asset or property of the Company, (iv) Employee's  dishonesty  with respect to any matter concerning   the Company, or (v) Employee's substantial and repeated failure to perform his duties hereunder in accordance with the reasonable directions of the President, CEO or the Board.

"Change of Control" shall mean (i) the acquisition by any individual, entity or group of beneficial ownership of 50% or more of the then issued and outstanding stock of the Company; or (ii) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "business combination"), unless, following such business combination, (A) all or substantially all of the individuals and entities who were the beneficial owners of the common stock immediately prior to such business combination beneficially own, directly or indirectly, 50% or more of the common stock or membership interests, as the case may be, of the entity resulting from such business combination; or (iii) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

"Disability" shall mean any  illness, disability or incapacity of such a character as to render Employee unable to perform Employee's primary duties hereunder for a period of ninety (90) consecutive days, as determined in the discretion of the Board.

"Good Reason" shall mean (i) material breach by the Company of its obligations under the Agreement, including the failure of the Company to pay Employee the Base Salary or any othe payment or benefit due Employee hereunder; (ii) any action of the Company that results in a material diminishment  in Employee's functions or responsibilities,  or any attempt by the Company to cause Employee to relocate as a requirement of his continued employment; (iii) any reduction in Employee's Base Salary; or (iv) any material reduction of benefits unless the same reduction is applicable generally to all employees of the Company.

(e)       A termination of the Agreement pursuant to its terms on the Expiration Date or any subsequent anniversary date, shall not in and of itself constitute a termination of Employee's employment with the Company. At such time, unless the Company or the Employee terminates Employee's employment with the Company, Employee shall become an employee at-will of the Company.

5.              Severability

Whenever possible, each provision of the Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but the Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

6.              Complete Agreement

The Agreement embodies with respect to the subject matter hereof the complete agreement and understanding among the parties and supersedes and preempts with respect to the subject matter hereof any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

7.              Successors and Assigns

The Agreement is intended to bind and inure to the benefit of and be enforceable by Employee, the Company and their respective heirs, successors and assigns, except that Employee may not assign his rights or delegate his obligations hereunder without the prior written consent of the Company.

8.              Choice of Law

All issues and questions concerning the construction, validity, enforcement and interpretation of the Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without giving effect to any choice of law or conflict of law rules or provisions (whether is of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

9.               Arbitration

In the event of a dispute, the parties agree that such dispute shall be submitted to binding arbitration in Texas, U.S.A., pursuant to the rules of arbitration of the American Arbitration Association (the "Rules"). Except as set forth in the Section, the arbitration shall proceed pursuant to the Rules in effect on the date such arbitration is commenced.  In the event of arbitration, the parties shall attempt to reach agreement on the selection of a single impartial arbitrator. If the parties are unable to agree on a single impartial arbitrator, each party shall select one impartial arbitrator and those arbitrators shall select a single impartial arbitrator who shall thereafter conduct the arbitration as the sole arbitrator. The arbitrator so selected shall be competent in the legal and technical aspects of the subject matter of the Agreement. The arbitrator shall not limit, expand or modify the terms of the Agreement nor award damages in excess of compensatory damages. Any party to the arbitration may seek conservatory or interim measures in accordance with the Rules. The prevailing party in the arbitration shall be awarded all attorney fees and costs incurred in the arbitration. The final award shall specify the factual and legal bases for the award, if any.  Any final award or decision issued as a result of such arbitration shall be final, binding and conclusive between the parties, and shall be enforceable by any court having jurisdiction over the party against whom enforcement is sought. Each party to the Agreement hereby consents to non-exclusive jurisdiction and venue of the State of Texas, for any court proceedings to enforce any such final award or decision.   Except where clearly prevented by the subject matter of the dispute, each party to the Agreement shall continue performing its respective obligations under the Agreement while the dispute is being resolved.

10.            Amendment and Waiver

The provisions of the Agreement may be amended or waived only with the prior written consent of the Company and Employee, and no course of conduct or failure or delay in enforcing the provisions of the Agreement shall affect the validity, binding effect or enforceability of the Agreement.

IN WITNESS WHISEOF, the parties hereto have executed the Employment Agreement as of the date first written above.

EMPLOYEE:

/s/ Christine P. Spencer
Christine P. Spencer

COMPANY:

Hydrocarb Energy Corporation

By:	/s/ Charles F. Dommer
Charles F. Dommer
President and Chief Operating Officer